Exhibit (n)

           Amended and Restated Rule 18f-3(d) Multiple Class Plan for
             Smith Barney Mutual Funds Dated as of December 1, 2005

Introduction

This Amended and Restated Plan (the "Plan") is adopted pursuant to Rule 18f-3
(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to restate the existing arrangements previously approved by the Boards of Directors and Trustees of the Smith Barney Mutual Funds and the SB Funds (each, a "Fund" and collectively, "Funds")(1). Shares of the Funds are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.    Distribution Arrangements and Service Fees

      One or more Classes of shares of the Funds are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), each Fund has adopted a Shareholder Services and Distribution Plan, as such plan may be amended from time to time (the "Services and Distribution Plan") under which shares of the Classes are subject to the services and distribution fees described below.

      1.    Smith Barney Class A Shares

            Smith Barney Class A shares are offered with a front-end sales load. Under the Services and Distribution Plan, Smith Barney Class A shares are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a contingent deferred sales charge ("CDSC") on certain redemptions of Smith Barney Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. The Funds reserve the right to change the amount of purchase at which the front-end sales load is waived from time to time.

      2.    Smith Barney Class B Shares

            Smith Barney Class B shares are offered without a front-end sales load. Smith Barney Class B shares are subject to a CDSC that declines over five years or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Smith Barney Class B shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Smith Barney Class B shares have the conversion feature discussed below.

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(1)   This Plan does not apply to the Citi Funds, Salomon Brothers Funds or the following trusts and their series: CitiFunds Trust I, Smith Barney Investment Series, Smith Barney Trust II and Variable Annuity Portfolios.

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      3.    Smith Barney Class C Shares

            Smith Barney Class C shares are offered without a front-end sales load. Smith Barney Class C shares are subject to a CDSC that is eliminated within one year or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Smith Barney Class C shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Smith Barney Class C shares do not have the conversion feature discussed below and, accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

      4.    Smith Barney Class O Shares

            Smith Barney Class O shares are offered with a front-end sales load. Smith Barney Class O shares are subject to a CDSC that is eliminated within one year or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Smith Barney Class O shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets. Smith Barney Class O shares do not have the conversion feature discussed below and, accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

      5.    Smith Barney Class P Shares

            Smith Barney Class P shares are offered without a front-end sales load. Smith Barney Class P shares are subject to a CDSC that declines over five years or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Smith Barney Class P shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets.

      6.    Smith Barney Class Y Shares

            Smith Barney Class Y shares are offered without the imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds a specific amount as specified in each Fund's prospectus, which amount may be changed from time to time.

      7.    Smith Barney Class 1 Shares

            Smith Barney Class 1 Shares are offered with a front-end sales load but with no service or distribution fee or CDSC.


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      8.    Salomon Brothers Class A Shares

            Salomon Brothers Class A shares are offered with a front-end sales load. Under the Services and Distribution Plan, Salomon Brothers Class A shares are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a CDSC on certain redemptions of Salomon Brothers Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. The Funds reserve the right to change the amount of purchase at which the front-end sales load is waived from time to time.

      9.    Salomon Brothers Class B Shares

            Salomon Brothers Class B shares are offered without a front-end sales load. Salomon Brothers Class B shares are subject to a CDSC that declines over six years or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Salomon Brothers Class B shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Salomon Brothers Class B shares have the conversion feature discussed below.

      10.   Salomon Brothers Class C Shares

            Salomon Brothers Class C shares are offered without a front-end sales load. Salomon Brothers Class C shares are subject to a CDSC that is eliminated within one year or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Salomon Brothers Class C shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Salomon Brothers Class C shares do not have the conversion feature discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

      11.   Salomon Brothers Class O Shares

            Salomon Brothers Class O shares are offered with a front-end sales load. Salomon Brothers Class O shares are subject to a CDSC that is eliminated within one year or such shorter period as described in each Fund's prospectus. Under the Services and Distribution Plan, Salomon Brothers Class O shares are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets. Salomon Brothers Class O shares do not have the conversion feature discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.


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      12.   Salomon Brothers Class Y Shares

            Salomon Brothers Class Y shares are offered without the imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds a specific amount as specified in each Fund's prospectus, which amount may be changed from time to time.

      13.   Additional Classes of Shares

            The Boards of Directors and Trustees of the Funds have the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.   Expense Allocations

      Under the Multiple Class System, all expenses incurred by a Fund are allocated among the various Classes of shares based on the net assets of the Fund attributable to each Class, except that each Class's net asset value and expenses reflect the expenses associated with that Class under the Fund's Services and Distribution Plan, including any costs associated with obtaining shareholder approval of the Services and Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Such expenses are limited to the following:

            i. transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

            ii. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

            iii. Blue Sky registration fees incurred by a Class of shares;

            iv. Securities and Exchange Commission registration fees incurred by a Class of shares;

            v. the expense of administrative personnel and services a s required to support the shareholders of a specific Class;

            vi. litigation or other legal expenses relating solely to one Class of shares; and

            vii. fees of members of the governing boards of the Funds incurred as a result of issues relating to one Class of shares.

      Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.

III.  Conversion Rights of Smith Barney and Salomon Brothers Class B Shares

      All Smith Barney Class B shares and Salomon Brothers Class B shares of a Fund (referred to in this Section III collectively as "Class B shares") will automatically convert


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      to Smith Barney Class A shares or Salomon Brothers Class A shares
      (referred to in this Section III collectively as "Class A shares"), respectively, after a certain holding period, which for most Funds is approximately eight years but may be shorter, as described in each Fund's prospectus. Upon the expiration of the holding period, Class B shares (except for those Class B shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares) will automatically convert to Class A shares of the Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan. For purposes of calculating the holding period required for conversion, Class B shares are deemed to have been issued on (i) the date on which the issuance of the Class B shares occurred or (ii) for Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original C lass B shares occurred.

      Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Class B shares. However, for purposes of conversion to Class A shares, all Class B shares in a shareholder's Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares (and that have not converted to Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Class A shares, a pro rata portion of the Class B shares then in the sub-account also converts to Class A shares. The portion is determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through dividends and distributions.

      The conversion of Class B shares to Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended (the "Code"), and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Class B shares to Class A shares may be suspended if either this ruling or this opinion is no longer available. In the event that conversion of Class B shares does not occur, Class B shares would continue to be subject to the distribution fee and any incrementally higher transfer agency costs attending the Class B shares for an indefinite period.

IV.   Exchange Privileges

      Shareholders of a Fund may exchange their shares at net asset value for shares of the same Class in certain other of the Smith Barney Mutual Funds or SB Funds, as the case may be, as set forth in the prospectus for such Fund. The exchange privileges applicable to all Classes of shares must comply with Rule 11a-3 under the 1940 Act.


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